EXHIBIT 99(d)

FORM OF
EMPLOYEE STOCK OPTION AGREEMENT

This INCENTIVE AND NONQUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is entered into this               day of                          , 200    between QUIXOTE CORPORATION (“Quixote”), a Delaware Corporation whose principal place of business is Chicago, Illinois, and                          (“Employee”).

W I T N E S S E T H:

WHEREAS, the Economic Recovery Tax Act of 1981 (the “Act”) added Section 422A to the Internal Revenue Code of 1954 (the “Code”) that provides favorable tax treatment to an option that qualifies as an “incentive stock option” as defined in that section (“Incentive Stock Option”); and

WHEREAS, on August 16, 2001, the Board of Directors of Quixote adopted a stock option plan for its employees known as the “2001 Employee Stock Incentive Plan” (the “Incentive Plan”) pursuant to Code Section 422A, and the stockholders of Quixote approved the adoption thereof on November 14, 2001; and

WHEREAS, on August 17, 2004 the Board of Directors of Quixote adopted an amendment to the Incentive Plan which was approved by the stockholders on November 18, 2004; and

WHEREAS, Quixote desires to compensate Employee by granting an option under the Incentive Plan to purchase certain shares of Quixote’s common stock in order to provide Employee with an added incentive to increase the financial well being of Quixote; and

WHEREAS, Employee is a key employee of Quixote or one of its Subsidiaries; and

WHEREAS, the options granted pursuant to this Agreement are intended to qualify as “Incentive Stock Options” unless they fail to satisfy the requirements of Code Section 422A and are designated as “Nonqualified Stock Options”; and

WHEREAS, all initially-capitalized terms not defined herein shall have the same meaning as in the Incentive Plan;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties agree as follows:

1.             Grant of Option.  Subject to the terms and conditions contained herein and in the Incentive Plan, Quixote hereby grants to Employee options (the “Option” or

“Options”) to purchase up to                  shares of Quixote common stock, $.01-2/3 par value (the “Stock”).  The Option shall consist of a Nonqualified Stock Option for                  shares and an Incentive Stock Option for                  shares to be issued as fully paid and non-assessable upon the exercise hereof and payment therefor, during the following periods and subject to the following conditions:

(a)  During the period commencing                  (one year from the date hereof) and terminating                  (seven years from the date hereof), Employee may exercise the Nonqualified Stock Option to purchase up to                  shares of the aggregate number of shares of Stock covered by the Nonqualified Stock Option and may exercise the Incentive Stock Option to purchase an additional                 shares of the aggregate number of shares of stock covered by the Incentive Stock Option;

(b)  During the period commencing                  (two years from the date hereof), and terminating                  (seven years from the date hereof), Employee may exercise the Nonqualified Stock Option to purchase an additional                  shares of the aggregate number of shares of Stock covered by the Nonqualified Stock Option and may exercise the Incentive Stock Option to purchase an additional                 shares of the aggregate number of shares of stock covered by the Incentive Stock Option; and

(c)  During the period commencing                  (three years from the date hereof), and terminating                  (seven years from the date hereof), Employee may exercise the Nonqualified Stock Option to purchase as additional                  shares of the aggregate number of shares of Stock covered by the Nonqualified Stock Option, and may exercise the Incentive Stock Option to purchase an additional                  shares of the aggregate number of shares of Stock covered by the Incentive Stock Option.

Notwithstanding anything herein to the contrary, and except as provided in paragraph 4 hereof, the Option and all rights granted herein shall terminate and become null and void upon the expiration of seven years from the date hereof (such period is hereinafter referred to as the “Term”).

2.       Exercise of Option.  The Option may be exercised by written notice delivered to the Chief Financial Officer of Quixote at 35 East Wacker Drive, Chicago, Illinois 60601, stating the Employee desires to exercise the Option and stating further the number of shares, which shall not be less than fifty (50) shares, with respect to which the Option is being exercised.  In no case may the Option be exercised for a fraction of a share of Stock. The purchase price identified in paragraph 3 for the Stock with respect to which the Option is being exercised shall be paid (i) in cash, or (ii) by delivering Stock already owned by Employee for at least six months prior to such exercise. Promptly after receipt of written notice and payment, Quixote shall deliver to Employee a certificate representing the shares of Stock purchased.  If any law or regulation requires Quixote to take any action with respect to the shares of Stock, then the date for the delivery of such Stock shall be extended for the period necessary to take such action.

3.             Option Price.  The Option purchase price of the Stock shall be $                per share, which price is not less than 100% of the Fair Market Value of the Stock on the date of this Agreement.

4.             Conditions Upon Right to Exercise.

(a)  Employment at Time of Exercise.  Except as provided in paragraph 4(b) below, at the time of any exercise of the Option, Employee must be an employee of Quixote or a Subsidiary.

(b)  Termination of Employment.

(i)  For Cause.  All of the unexercised rights of Employee under the Option shall terminate if Employee’s employment with Quixote or a Subsidiary is terminated for Cause.

(ii)  Disability.  If the employment of Employee with Quixote or Subsidiary is terminated by reason of Employee’s permanent total disability and Employee has been in the employ of either Quixote or a Subsidiary continuously from the date hereof until such termination (except for leaves of absence approved in writing by the President of Quixote), any unexercised Option may be exercised, to the extent exercisable on the date of termination of active employment, by Employee at any time or times in whole or in part during the twelve-month period after such termination of employment to the extent that such twelve-month period is included in the remainder of the Term; provided however, this extension of the exercise period is subject to the condition that during such twelve month period, the Employee does not engage in or assist any business that is in competition with Quixote or its Subsidiaries as determined by Quixote in its sole discretion.

(iii)  Retirement.  If the employment of Employee with Quixote or Subsidiary is terminated by reason of Employee’s retirement and Employee has been in the employ of either Quixote or a Subsidiary continuously from the date hereof until such retirement (except for leaves of absence approved in writing by the President of Quixote), any unexercised Option which is then exercisable, may be exercised by Employee at any time or times in whole or in part during the 24-month period after such retirement to the extent that such 24-month period is included in the remainder of the Term; provided however, this extension of the exercise period is subject to the condition that during such 24-month period, the Employee does not engage in or assist any business that is in competition with Quixote or its Subsidiaries as determined by Quixote in its sole discretion.

(iv)  Death.  If the employment of Employee with Quixote or a Subsidiary is terminated by reason of Employee’s death and Employee has been in the employ of either Quixote or a Subsidiary continuously from the date hereof until date of Employee’s death (except for leaves of absence approved in writing by the President of Quixote), any unexercised Option, to the extent exercisable on the date of death, may be exercised in whole or in part by his/her personal representative, executor, administrator, or by the person to whom the option is transferred by will or the applicable laws of descent and distribution or to another transferee permitted by the

Incentive Plan, at any time or times within one-year from the date of death of Employee to the extent that such one-year period is included in the remainder of the Term.

(v)  Any Other Reason. If Employee has a termination of employment for a reason other than for Cause, death of Employee, Employee’s disability, or Employee’s retirement, any unexercised Option to the extent exercisable on the date of Employee’s termination of employment, may be exercised at any time or times in whole or in part, not later than three months following the Employee’s termination of employment.

5.             Additional Limits on Right to Exercise. Unless at the time of any exercise of the Option there is, in the opinion of Quixote’s counsel, a valid and effective registration statement under the Securities Act of 1933, as amended, and appropriate qualification and registration under applicable state securities law, relating to the Stock, Employee hereby agrees, upon exercise of the Option, to represent that he or she is acquiring the Stock for his/her own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such Stock and shall give such other representations and covenants to Quixote as may, in the opinion of its counsel, be required.  In the event that any Stock issued is not registered, the Employee hereby agrees that the certificates representing the Stock shall bear a restrictive legend, and that stop transfer instructions shall be issued to Quixote’s transfer agent until such time as the Stock is registered.

6.             Additional Conditions Upon Grant of Incentive Stock Option.  Employee agrees to advise the Chief Financial Officer of Quixote when Employee sells or transfers any shares of Stock acquired pursuant to the exercise of the Incentive Stock Option hereunder.  Employee agrees that the certificates representing Stock issued pursuant to the exercise of the Incentive Stock Option shall bear a legend reflecting such restriction.

7.             Non-Transferability of Option.  The Incentive Stock Option is not transferable by Employee other than by will or by the laws of descent and distribution, and during the lifetime of Employee the Incentive Stock Option may be exercised only by Employee.  Except for those assignments and transfers that are approved by the Board of Directors, the Nonqualified Stock Option granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that, Employee may (a) designate in writing a beneficiary to exercise his/her Nonqualified Stock Option after Employee’s death, (b) transfer the Nonqualified Stock Option to a revocable, inter vivos trust as to which Employee is both the settlor and trustee and (c) transfer the Nonqualified Stock Option for no consideration to any of the following permitted transferees (each a “Permitted Transferee”): (w) any member of the Immediate Family of Employee, (x) any trust solely for the benefit of Employee and members of Employee’s Immediate Family, (y) any partnership or limited liability company whose only partners or members are Employee and members of Employee’s Immediate Family, or (z) any other transferee approved by the Board of Directors in advance of the transfer; and further provided that: (i) the transfer of the Nonqualified Stock Option shall not be effective on a date earlier than the date on which the Nonqualified Stock Option is first exercisable; (ii) any Permitted Transferee to whom the

Nonqualified Stock Option is transferred by Employee shall not be entitled to transfer the Nonqualified Stock Option, other than to Employee or by will or the laws of descent and distribution; and (iii) the Permitted Transferee shall remain subject to all of the terms and conditions applicable to the Nonqualified Stock Option prior to such transfer.  For purposes of this paragraph 7, “Immediate Family” means, with respect to Employee, Employee’s spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include relationships arising from legal adoption.

8.             Stockholder Rights and Adjustments to Stock.  Employee shall have no rights as a stockholder with respect to any Stock issuable or transferable upon exercise of the Option until the date of issuance of a stock certificate to him for such shares of Stock.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued and all adjustments to the Stock by reason of a stock dividend, merger, consolidation or otherwise, shall be made in accordance with the terms of the Incentive Plan.  This Agreement shall not affect in any way the right or power of Quixote to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.                                       Securities Law Matters.

(a)           If the Board of Directors deems it necessary to comply with the Securities Act of 1933, the Board of Directors may require a written investment intent representation by Employee and may require that a restrictive legend be affixed to certificates for shares of Stock.

(b)           If, based upon the opinion of counsel for Quixote, the Board of Directors determines that the exercise of, or delivery of benefits pursuant to, the Option would violate any applicable provision of (i) federal or state securities laws or (ii) the listing requirements of any national securities exchange on which are listed any of Quixote’s equity securities, then the Board of Directors may postpone any such exercise or delivery, as the case may be, but Quixote shall use its best efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

10.           Governing Law.  The law of the State of Illinois, except its law with respect to choice of law and except as to matters relating to corporate law (in which case the corporate law of the State of Delaware shall control), shall be controlling in all matters relating to this Agreement.

11.           Incentive Plan.  In all respects this Agreement and the Option granted herein shall be subject to the terms and provisions of the Incentive Plan which has been, or is being, provided, or otherwise made available, to Employee and is incorporated herein by reference.  Accordingly, the rights of the Employee under this Agreement and the shares of Stock which the Employee may purchase hereunder are subject to certain restrictions as set forth in the Incentive Plan.

IN WITNESS WHEREOF, Quixote and Employee have executed this Agreement as of the date and year first above written.

QUIXOTE CORPORATION

BY:

ITS:	CHAIRMAN & CEO

EMPLOYEE